EXHIBIT 1.(1)

                          WRITTEN CONSENT TO ACTION
                          BY THE BOARD OF DIRECTORS
                        OF USAA LIFE INSURANCE COMPANY


The undersigned, being and constituting the Board of Directors of USAA Life Insurance Company, a Texas Corporation, do hereby consent in writing, without a meeting, to the adoption of the following resolutions:

WHEREAS, the Board of Directors (the "Board") has determined that it is desirable for the USAA Life Insurance Company (the "Company") to provide variable life insurance policies to its customers and prospective customers;

NOW THEREFORE, the Board resolves as follows:

RESOLVED, that the Company will amend its Certificate of Authority in those states where required in order to authorize it to sell variable life insurance policies. The Company will file the variable life insurance policy form in all states where it is licensed to do business and any other legal documents, affidavits, exhibits or any other information required by the various State Insurance Departments.

RESOLVED, that the Life Insurance Separate Account of USAA Life Insurance Company (the "Separate Account") be and it is hereby established in accordance with the provisions of Chapter 3, Article 3.75 of the Texas Insurance Code, and the Regulations promulgated thereunder, for the purpose of providing a funding medium to support reserves under such variable life insurance policies as may be issued by the Company.

RESOLVED, that the Company and its Directors, Officers, employees, and affiliates with respect to the purchase or sale of investments of the Separate Account will adhere to standards of conduct that comply with 15 United States Code ss. 80a-17, as amended, and applicable rules and regulations thereunder and will adhere to a Code of Ethics to assure compliance with these legal requirements.

RESOLVED, that no recommendation shall be made to an applicant to purchase a variable life insurance policy and that no variable life insurance policy shall be issued in the absence of reasonable grounds to believe that the purchase of such policy suitable for such applicant on the basis of information furnished after reasonable inquiry of such applicant concerning the applicant's insurance and investment objectives, financial situation and needs, and any other information known to the registered representative acting on behalf of the Company and the broker/dealer that the Company contracts with to distribute the variable life insurance policy making the recommendation.

RESOLVED, that the Offices of the Company are authorized to take all actions which they deem necessary or appropriate to issue and sell variable life insurance policies. Such authority shall include, without limitation, registering the product in an amount (which may be in an indefinite amount) from time to time under the Securities Act of 1933, as amended, registering the Separate Account as a unit investment trust under the Investment Company Act of 1940, as amended, and filing any exemptive application or applications, and any amendment thereto with respect to the product or the Separate Account, under the Investment Company Act of 1940, as amended, and taking all other actions necessary or appropriate in order that such proposed issue and sale of the variable life insurance policies and operation of the Separate Account may comply with the requirements of the Securities Act of 1933, as amended, the Investment Company act of 1940, as amended, the Securities Exchange Act of 1934, as amended the Investment Advisers Act of 1940, as amended, and all other applicable federal and state laws and regulations.

RESOLVED, that the Separate Account may have amounts allocated thereto (including proceeds applied under optional modes of settlement) to provide for variable life insurance policies (and benefits incidental thereto) payable in variable amounts. The Separate Account shall be established and maintained pursuant to the laws of Texas under which income, gains and losses, whether or not realized, from assets allocated to the Separate Account, are, in accordance with the applicable policy, credited to or charged against the Separate Account without regard to other income, gains or losses of the Company. The Separate Account shall be legally segregated, the assets of the Separate Account shall, at the time during the year that adjustments in the reserves are made, have a value at least equal to the reserves and other policy liabilities with respect to the Separate Account, and at all other times, shall have a value approximately equal to or in excess of such reserves and liabilities, and that portion of such assets having a value equal to, or approximately equal to, such reserves and contract liabilities shall not be chargeable with liabilities arising out of any other business which the Company may conduct.

RESOLVED, that the fundamental investment policy of the Separate Account shall be to invest or reinvest the assets of the Separate Account in securities issued by such investment company or investment companies registered under the Investment Company Act of 1940, as amended, as the Officers may select and designate, consistent with the terms of the variable life insurance policies and applicable laws.

RESOLVED, that one or more Sub-Accounts be established within the Separate Account to which net premiums from variable life insurance policies will be allocated in accordance with instructions received from policy owners, and that the Officers are authorized to increase or decrease the number of Sub-Accounts in the Separate Account, or consolidate or otherwise modify the Sub-Accounts in the Separate Account, as they deem necessary or appropriate, subject to applicable law.

RESOLVED, that each Sub-Account shall invest only in the shares of a single investment company or a single portfolio of an investment company organized as a series fund pursuant to the Investment Company Act of 1940.

RESOLVED, that the President and Senior Vice President, Finance are authorized to transfer funds from the Separate Account to the General Account as deemed appropriate and consistent with the terms of the variable life insurance policies and applicable laws.

RESOLVED, that the Officers are authorized to establish criteria by which the Company shall institute procedures to provide for a pass-through of voting rights to the owners of any variable life insurance policies issued by the Company as required by applicable laws, or otherwise appropriate, with respect to the shares of any investment company or companies whose shares are held in the Separate Account.

RESOLVED, that Dwain A. Akins and Richard T. Halinski, Jr., Counsel for the Company are constituted and appointed agents to receive service of process and notices and communications from the Securities and Exchange Commission with respect to such registration statements or exemptive applications as may be filed on behalf of the Company concerning the Separate Account, and to exercise the powers given to such agent in the rules and regulations of the Securities and Exchange Commission under the Securities Act of 1933, as amended, the Investment Company Act of 1940, as amended, the Securities Exchange Act of 1934, as amended, and the Investment Advisers Act of 1940, as amended, and all other applicable federal and state laws and regulations.

RESOLVED, that the Officers are authorized to do or cause to be done all things necessary or appropriate, as may be advised by counsel, to comply with, or obtain exemptions from, federal or state statutes or regulations that may be applicable to the issuance and sale of variable life insurance policies through the Separate Account of the Company, including without limitation, applying for exemptions with respect to policies to be issued in the future through Separate Accounts to be established either by the Company or an affiliate of the Company.

RESOLVED, that the Company will act as the Depositor for the Separate Account and, further, that the Company will provide all or some administrative services in connection with the establishment and maintenance of the Separate Account and other administrative services in connection with the issuance and sale of such variable life insurance policies, all on such terms and subject to such modifications as the Officers deemed necessary or appropriate.

RESOLVED, that the Officers are authorized to organize and incorporate a suitable investment company or companies under state corporate or business trust law and the Investment Company Act of 1940, or to take steps to have an existing investment company or companies organize one or more suitable series or portfolios under the Act, as deemed appropriate by the Officers, the shares of which shall be purchased by the Company in order to serve as an investment vehicle for the Separate Account, and, further, that the Officers are authorized to do all things they deem necessary or appropriate to carry out the foregoing.

RESOLVED, that in order for the Company to have an efficient administration system for the variable life insurance policies, the Board of Directors of the Company may enter into agreements to secure such services for a reasonable fee, compensation or remuneration with a Subsidiary, Affiliate or Independent Contractor, all on such terms and subject to such conditions as the Officers deem necessary or appropriate to effectuate the foregoing.

RESOLVED, that in order for a suitable distribution system to be in effect in connection with the sale of variable life insurance policies, the Officers are authorized to enter into a distribution agreement with a subsidiary, affiliate, or independent contractor, all on such terms and such conditions as the Officers deem necessary or appropriate.


This consent shall be filed with the Minutes of the Corporation.

DATED:  January 20, 1998

/S/EDWIN L. ROSANE                  /S/MICHAEL J. C. ROTH
---------------------------         ---------------------------
Edwin L. Rosane                     Michael J. C. Roth

/S/ROBERT G. DAVIS                  /S/JANICE E. MARSHALL
---------------------------         ---------------------------
Robert G. Davis                     Janice E. Marshall

/S/BRADFORD W. RICH                 /S/WILLIAM B. TRACY
---------------------------         ---------------------------
Bradford W. Rich                    William B. Tracy

/S/JOSUE ROBLES, JR.                /S/DONALD R. WALKER
---------------------------         ---------------------------
Josue Robles, Jr.                   Donald R. Walker